Exhibit 10.31

RETIREMENT AND CONSULTING AGREEMENT

     THIS RETIREMENT AND CONSULTING AGREEMENT (the “Agreement”) is entered into as of June 15, 2004, by and among Bruce A. Esselborn (“Executive”), Fairfax Financial Holdings Limited, a Canadian corporation (“FFH”), Fairfax Inc., a Wyoming corporation (“Fairfax”), and Crum & Forster Holdings Corp., a Delaware corporation (the “Company”) (collectively, the “Companies”).

     WHEREAS, Executive was employed as Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of Crum & Forster Holding Inc. (“C&F Holding”) and the insurance operating companies of the Company (the “Operating Companies”);

     WHEREAS, Executive resigned as (i) Chief Executive Officer of C&F Holding and the Operating Companies effective April 2, 2004, and (ii) Chairman of the Board of C&F Holding and the Operating Companies effective June 15, 2004;

     WHEREAS, Executive retired from active employment with C&F Holding and the Operating Companies effective June 15, 2004; and

     WHEREAS, Executive has agreed to provide consulting services to Fairfax as requested from July 1, 2004 through December 31, 2004.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements described below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agreed as follows:

I.	Employment and Retirement

1.	Effective Date. This Agreement shall be effective as of the Retirement Date, as defined below.

2.	Resignation and Retirement. Executive hereby confirms his previously announced resignation as Chairman of the Board and Chief Executive Officer of C&F Holding and the Operating Companies and retires from active employment therewith effective as of June 15, 2004 (the “Retirement Date”). C&F Holding and the Operating Companies have accepted Executive’s retirement from active employment effective as of the Retirement Date.

3.	2004 Cash Bonus. Executive will receive from the Company a pro-rata 2004 cash bonus for services rendered during the 2004 calendar year as determined by Fairfax in its sole discretion (the “2004 Bonus”). Executive is entitled to receive the 2004 Bonus only if all members of the Company’s executive management team are granted a 2004 cash bonus.

4.	Restricted Stock. The FFH restricted common stock granted to Executive pursuant to his Employment Agreement dated October 1, 1999, will continue to vest in accordance with the vesting schedule provided therein, pursuant to which all such shares of FFH restricted common stock will be fully vested on October 1, 2004. All such shares of FFH restricted common stock will be delivered to Executive by FFH net of withholding taxes.

5.	Benefits.

(a)	Life Insurance and Medical Benefits. Following the Retirement Date, the Company will provide Executive with (i) life insurance equal to the maximum amount available to the Executive under the Operating Companies’ basic life insurance coverage prior to the Retirement Date and (ii) medical benefits substantially similar to those medical benefits provided to Executive prior to the Retirement Date with continued contributions toward such medical benefits by Executive in a manner and percentage similar to that prior to the Retirement Date. To the extent Executive becomes eligible for life insurance or medical benefits through a new employer, Executive shall promptly advise the Company in writing and the obligations to provide life insurance or medical benefits in accordance with this Section shall immediately cease.

(b)	Income Tax Preparation. The Companies will reimburse Executive for the cost of the preparation of Executive’s 2004 income tax returns.

II.	Consulting Relationship

1.	Consulting Services. In recognition of the significant value to Fairfax of the availability of a person of Executive’s experience, Fairfax hereby agrees to engage Executive as a consultant to it for the period beginning July 1, 2004 through December 31, 2004 (the “Consulting Period”), and Executive hereby commits to serve Fairfax as a consultant during the Consulting Period. During the Consulting Period, Executive will consult with management of Fairfax as requested from time to time. During the Consulting Period, Executive will be free to pursue and accept any employment or consulting arrangement with any other entity, so long as that entity is not a Competitor, as defined in Section III.2 of this Agreement.

2.	Compensation. Executive will be paid by Fairfax a retainer fee equal to $250,000 U.S. for consulting services rendered during the Consulting Period (the “Retainer Fee”), subject to further payment for extraordinary engagements as mutually agreed upon by Fairfax and Executive. The Retainer Fee will be paid by check either in lump sum or other periodic payments as determined by Fairfax.

3.	Reimbursement of Expenses. Fairfax will pay or reimburse Executive for all reasonable business expenses actually incurred or paid by the Executive during the Consulting Period under this Agreement in performance of Executive’s consulting services hereunder, in accordance with the customary reimbursement policies of Fairfax for its senior executive employees.

III.	General Provisions

1.	Indemnity. The Companies and/or one or more of their subsidiaries will indemnify and provide a defense to Executive to the fullest extent permitted by law and their respective by-laws with respect to any claims arising out of the performance of Executive’s duties as an employee, director or officer of, or consultant to, any of such indemniters, consistent with the indemnity and defense provided to other officers, directors or consultants of the Companies.

2.	Non-Competition. During the Consulting Period, Executive shall not, without the prior written consent of Fairfax, engage in any business or activity in competition with the Companies, whether as an employee, consultant, partner, principal, agent, representative or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity or person engaged in the business of insurance (including reinsurance) or the provision of insurance related services (a “Competitor”).

3.	Miscellaneous Provisions.

(a)	Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns. No rights or obligations under this Agreement may be assigned or transferred except upon prior written approval of all parties hereto.

(b)	Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or, if sent by prepaid overnight courier or by U.S. registered or certified mail, return receipt requested and postage prepaid, on the later of delivery or two (2) business days after being so sent. In the case of Executive, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Companies in writing. In the case of the Companies, mailed notices shall be addressed to their respective corporate headquarters, and all notices shall be directed to the attention of their Chief Executive Officers.

(c)	Governing Law. This Agreement shall be deemed to be made in, and in all respects be interpreted, construed and governed by and in accordance with the laws of, the State of New Jersey.

(d)	Modifications; Waivers. The waiver by any party hereto of a breach of any provision of this Agreement by any other party hereto shall not operate or be construed as a waiver of any prior or subsequent breach of the same provision by the other party. No waiver or modification of any provision of this Agreement shall be valid unless in writing and duly executed by each of the parties hereto.

(e)	Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made.

(f)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Crum & Forster Holdings Corp.	Fairfax Financial Holdings Limited
By: /s/ Mary Jane Robertson Name: Mary Jane Robertson Title: Senior Executive Vice President, Chief Financial Officer & Treasurer	By: /s/ Eric P. Salsberg Name: Eric P. Salsberg Title: Vice President
Fairfax Inc.
/s/ Bruce A. Esselborn Bruce A. Esselborn	By: /s/ Eric P. Salsberg Name: Eric P. Salsberg Title: Vice President

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